AGREEMENT AND RELEASE

          THIS AGREEMENT AND RELEASE, is made by and between Jeffrey Erhart (the “Executive”) and Feldman Mall Properties, Inc. (the “Company”) as of November 3, 2006.

          WHEREAS, the Company and the Executive have entered into an employment agreement dated August 13, 2004, (the “Employment Agreement”); and

          WHEREAS, the Executive and the Company wish to set forth their mutual understanding of certain terms of the Executive’s separation from employment;

          NOW, THEREFORE, in consideration of the mutual covenants and commitments provided for herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the Executive and the Company hereby agree as follows:

          1.     Termination of Employment. The date of the Executive’s termination of employment at the Company is as of November 3, 2006 (the “Termination Date”). The Executive is entitled to all salary and benefits normally accruing through the Termination Date including accrued and unpaid vacation or sick pay but excluding any bonus for the calendar year 2006. As of the Termination Date, the Executive shall cease to be eligible to receive any further Company benefits whatsoever (including, but not limited to, medical coverage, retirement plan benefits, cellular phone reimbursement, and car allowance, except that Executive shall have the right to COBRA insurance benefits, and continued applicability of director’s and officer’s errors and omissions insurance, but only to the extent that such coverage protects the Executive in his former capacity as an officer of the Company).

          2.     Waiver. The Employment Agreement shall terminate as of the Termination Date. Notwithstanding any provision of the Employment Agreement to the contrary, the Executive hereby waives all rights under or in connection with the Employment Agreement with respect to the termination, including, for the avoidance of doubt, any claim that the Executive’s termination of employment was involuntary or for Good Reason, except as otherwise specifically provided hereunder.

          3.     Purchase of Interests. The Company shall pay to the Executive in cash an amount equal to $1,743,748 (the “Purchase Price”), which represents his equity interests in the Company and its affiliates consisting of, the Executive’s 160,000 OP Units in Feldman Equities Operating Partnership LLC, and Erhart’s membership interest (which the Company values as being equivalent to 18,846 OP Units) in Feldman Partners LLC, but specifically excluding Erhart’s unvested 3,077 shares of restricted stock; such shares shall be deemed forfeited to Company for purposes of payment to Executive hereunder, at a price of $9.75 per share of the Company, payable in cash as follows: (i) ninety percent (90%) of the Purchase Price shall be paid within 5 business days of the Effective Date (as defined below), and (ii) subject to clause (B) below, the remaining ten percent (10%) of the Purchase Price shall be paid on or about April 30, 2007, provided that (A) such payment shall not be due if Executive has materially breached any material provision of this Agreement and Release during the period beginning on the Termination Date and ending on April 30, 2007, and James C. Bourg (or in the event that Mr. Bourg is unavailable to make such determination, the determination shall be made by the board of directors of the Company) determines in writing that in his or its reasonable discretion that Executive has materially breached a material provision of this Agreement and/or Release, with Mr. Bourg or the board of directors of the Company, as applicable having no right to make such a determination unless Executive fails to comply with an obligation hereunder within five (5) days following written notice from Mr. Bourg describing the obligation and stating that Executive has failed to comply with such obligation, (B) if requested by the Company, the Executive and the Company execute a mutual release substantially similar to Paragraphs 11, 12, 13 and 14, and such release has become irrevocable, (C) Company shall pay Executive interest on the ten percent (10%) of the Purchase Price from the Termination Date through April 30, 2007 at a rate of 5% per annum (with such interest rate increasing to 12% per annum if the payment is not paid when due). Company waives any right to not pay the sums required to be paid under this paragraph for any reason other than Executive’s material breach of any material provision of this Agreement and Mr. Bourg’s (or the board of directors of the Company, as applicable) determination under part (A) above.

          4.     Acknowledgment of Consideration. The Executive acknowledges and agrees that his execution of this Agreement and Release is a prerequisite to his receipt of all payments provided for in paragraph 3 above.

          5.     Return of Property. The Executive acknowledges that all written materials, records, and documents made by him or in his possession, custody, or control concerning the business or affairs of the Company and its affiliates are the sole property of the Company and its affiliates. The Executive agrees that he will return immediately following the Effective Date or has returned to the Company, all property of the Company or its affiliates which is or has been in his possession, custody, or control, including but not limited to documents (whether in hard copy format or electronically stored) and any and all copies thereof; cellular telephones, personal handheld devices, and any other electrical or other equipment; and company credit cards, identification cards or any other applicable access rights, accounts or lines of credit he may have had access to due to his employment with the Company. The Executive represents that there are no documents or other property of the Company or its affiliates made by him or is or has been in his possession. In addition, the Executive represents that there are no documents or other property of the Company or its affiliates that is in his possession, custody, or control that cannot be accessed by the Company and that immediately upon request by the Company he will disclose to the Company all computer passwords and other like access codes to any Company documents, e-mails, records or other information. Notwithstanding the foregoing, the Executive may retain his Company supplied laptop computer, which he will promptly return to the Company no later than April 30, 2007, and, in order to allow Executive to provide counsel to Company, the Executive may retain electronic copies of Company documents until the later to occur of April 30, 2007 or the date on which Company requests that such electronic copies of documents be returned to Company.

          6.     Post-Termination Consulting and Services. (a) The Executive agrees to cooperate to use his commercially reasonable efforts after the Termination Date to assist the Company in the transfer of the duties and responsibilities that he performed in connection with his employment with the Company to any successor or other persons designated by the Company. Within 14 business days following the Termination Date (or sooner if the matter is reasonably deemed to be urgent by the Company), the Executive shall provide a detailed list of outstanding or pending legal issues, including any contact persons involved in each issue, and a detailed memorandum for use by any successor to the Executive’s responsibilities describing the duties associated therewith and providing strategy and guidance for resolving all pending legal and other issues for which the Executive was responsible. Executive shall revise and supplement such memorandum upon request from time to time by Company.

          (b)      To the extent practicable, the Executive shall complete all pending legal matters that are reasonably capable of being substantially completed or otherwise resolved by him within two months following the Termination Date. A complete description of such matters shall be drafted by the Executive and submitted to the Company within 7 days following the Termination Date.

          (c)      The Executive agrees that, upon reasonable request of the Company, the Executive shall (A) consult with the Company with respect to all matters concerning the Company in which the Executive had personal involvement during his period of employment with the Company or any of its subsidiaries or affiliates, (B) assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) and in the prosecution of any claims that may be made by the Company in any Proceeding, that may relate to matters with respect to which the Executive has or had personal knowledge or involvement during his employment with the Company or any of its subsidiaries or affiliates, and unless precluded by law, promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims, and (C) unless precluded by law, promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company agrees to reimburse the Executive for all of his reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees. The Executive’s obligations under this subparagraph (c) shall continue until April 30, 2009.

          (d)      Notwithstanding the foregoing, Executive shall have no obligation to expend more than forty (40) hours (the “Service Obligation”) on the matters described in paragraphs (a) through (c) above unless Company agrees to compensate Executive at a rate of $300 per hour for any time in excess of 40 hours, with Executive having the right to increase such hourly rate upon thirty (30) days advance notice to Company to match the rate that Executive charges third parties for Executive’s services.

          7.     Covenants. Notwithstanding the termination of the Employment Agreement, the Executive acknowledges the continuing applicability of the covenants and other provisions of Section 6.1(b) and (c) and 6.2 of the Employment Agreement, with regard to non-competition, confidentiality and protection of intellectual property.

          8.     Indemnification. Notwithstanding the termination of the Employment Agreement, the Company acknowledges its obligation to indemnify the Executive regarding actions taken during his employment in accordance with Section 7.4 of the Employment Agreement.

          9.     Exit Interview. The Executive shall participate in any exit interviews with officers and/or directors of the Company as the Company shall request, provided, however, that if Company requests that any interview take place outside the Phoenix metropolitan area, Company shall pay Executive’s reasonable expenses of attending such interview.

          10.     Regulatory Filings. The Executive shall cooperate with the Company in preparing and filing with any regulatory entities any report, filing or other document required by law or appropriate business practice in connection with the Executive’s employment, termination of employment or the transactions contemplated by this Agreement and Release. Company shall cause to be filed with any regulatory entities any report, filing or other document required by law or appropriate business practice in connection with the Executive’s employment, termination of employment or the transactions contemplated by this Agreement and Release. The Company shall also have the right to disclose the terms of this Agreement to its stockholders or research analysts.

          11.     General Release. (a) The Executive, for himself and his heirs, executors, administrators, successors, and assigns, hereby releases and discharges (i) the Company and its direct and indirect parents and subsidiaries and its other affiliated companies; (ii) each of their respective past and present officers, directors, agents, and employees; and (iii) all the employee benefit plans of the Company or any of its affiliated companies, any trusts and other funding vehicles established in connection with any such plans, any members of committees established under the terms of any such plans, and any administrators or fiduciaries of any such plans, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which he or his heirs, executors, administrators, successors, and assigns have, ever had, or ever may have based upon any act or omission occurring up to and including the Effective Date of this Agreement and Release; provided, however, that this Release shall not extend to his right to seek enforcement of this Agreement and Release and to any rights to receive accrued benefits or other payments under and in accordance with the terms of any employee benefit plan of the Company in which he is a participant.

          (b)     The Executive acknowledges and agrees that, except as otherwise provided in the preceding subsection, this release is intended to cover and does cover, but is not limited to, (i) any claim under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act, each as amended; (ii) any claim of employment discrimination whether based on a federal, state, or local statute or court or administrative decision; (iii) any claim for wrongful or abusive discharge, breach of contract, invasion of privacy, intentional infliction of emotional distress, defamation, or other common law contract or tort claims; (iv) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of his employment at the Company or his separation from the Company; and (v) any claim for attorneys’ fees, costs, disbursements, or other like expenses.

          (c)     The Company, on behalf of itself and its direct and indirect parents and subsidiaries and its other affiliated companies, hereby releases and forever discharges the Executive from any and all claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, that the Company had, may have had or now has against the Executive, as of the date of the execution of this Agreement and Release by the Company, arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Company or any affiliate, including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance, tort, contract, or alleged violation of any other legal obligation. Anything to the contrary notwithstanding in this Agreement and Release or the Employment Agreement, nothing herein shall release the Executive from any claims or damages based on (i) any right or claim that arises after the date on which the Company executes this Release, including any right to enforce the Employment Agreement with respect to provisions that survive termination of employment as set forth herein, (ii) any right the Company may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable, or (iii) any past or prospective act of willful misconduct (excluding any claim based on facts of which the Company currently has actual knowledge and which facts would lead a reasonable person to believe that the Company currently has a claim), intentional breach of material duties as the general counsel of the Company (excluding any claim based on facts of which the Company currently has actual knowledge and which facts would lead a reasonable person to believe that the Company currently has a claim), gross negligence, fraud or misappropriation of funds.

          12.     Assertion of Released Claims. If the Executive or the Company commences or pursues any judicial action or other proceeding in any forum which is ultimately determined to be barred, in whole or part, by the release contained in paragraph 11 hereof, other than a claim by Executive under the Age Discrimination in Employment Act, the claiming party will pay the reasonable attorneys' fees and costs actually incurred by the other party or any other party found to be protected from liability by the release; provided, however, that the Executive shall not be required to make such a payment in respect of a claim under the Age Discrimination in Employment Act unless the claim is brought in bad faith. This Agreement and Release shall not limit in any way the Company’s or Executive’s rights to seek payment of legal fees to the extent the Company or Executive may do so in accordance with both federal and state law.

          13.     Acknowledgement of Facts Regarding Release. (a) The Executive acknowledges that he is hereby advised to consult with legal counsel before signing this Agreement and Release; that he has obtained such advice as he deems necessary with respect to this Agreement and Release; that he has fully read and understood the terms of this Agreement and Release; and that he is signing this Agreement and Release knowingly and voluntarily, without any duress, coercion, or undue influence, and with an intent to be bound.

          (b)     The Executive further acknowledges that he has been given at least 21 days to consider this Agreement and Release and that he has elected to sign it on this date after having taken what he considers to be a sufficient period of time to obtain advice, consider the Agreement and Release, and evaluate his alternatives. The Executive and the Company agree that any changes to this Agreement and Release, whether material or immaterial, prior to its execution, will not restart the running of the 21-day period.

          14.     Revocation. The Executive understands that he is entitled to revoke this Agreement and Release within seven days following his execution of the Agreement and Release and that this Agreement and Release in its entirety will not become effective and no payments will be due hereunder until the seven-day period has expired (the time of such expiration, the “Effective Date”). Revocation may be effected by giving written notice delivered to Larry Feldman at 1010 Northern Blvd., Suite 314, Great Neck, New York 11021, with a copy to Jim Bourg at 2201 Camelback Rd., Suite 350, Phoenix, Arizona within the seven-day period. In the event that the Executive timely exercises his right to revoke this Agreement and Release, this Agreement and Release (including without limitation, the Company’s release set forth in paragragh 11(c) hereof) will immediately become null and void, and the Company will have no obligations hereunder.

          15.     Entire Agreement. This Agreement and Release contains the entire agreement and understanding of the parties with respect to the subject matter hereof, including without limitation all payments due with respect to or in connection with the Executive’s termination of employment with the Company pursuant to the Employment Agreement and supersedes and replaces all prior negotiations, agreements and proposed agreements, whether written or oral with respect to such matters. The Executive and the Company each acknowledge and confirm that neither they nor any agent or attorney has made any promise, representation, or warranty whatever, express, implied, or statutory, not contained herein concerning the subject matter hereof, to induce the other party to execute the Agreement and Release.

          16.     No Third-Party Beneficiaries. This Agreement and Release is solely for the benefit of the parties set forth in this Agreement and Release, and the Executive’s estate in the event of death or disability prior to payments being made, and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claims or action or other right in excess of those existing without reference to this Agreement and Release.

          17.     Certain Matters Relating to Enforceability. Any provision of this Agreement and Release which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          18.     No Oral Modification. This Agreement and Release may not be modified or amended except by an instrument in writing signed by the parties hereto.

          19.     Governing Law. This Agreement and Release shall be governed by the substantive laws of the State of New York without regard to its conflict of laws provisions.

          20.     Tax Withholding. The Company may withhold from any compensation or benefits payable under this Separation Agreement all Federal, State, City, or other taxes as shall be required pursuant to any law or governmental regulations or ruling. Unless otherwise required by law, the Company shall not withhold anything from the amounts payable to Executive under paragraph 3 of this Agreement; Company acknowledges that it currently knows of no basis for such withholding from the amounts payable under paragraph 3.

          21.     Counterparts. This Agreement and Release may be signed in one or more counterparts, each of such counterparts constituting an original and all of such counterparts together constituting one instrument.

          22.     Headings. The headings of the paragraphs herein are included for reference only and are not intended to affect the meaning or interpretation of the Agreement and Release.

          23.     Attorney’s Fees. The prevailing party in any litigation or arbitration regarding this Agreement shall be entitled to recover its costs, reasonable attorneys fees and other reasonable expenses incurred in connection with such litigation or arbitration.

          24.     Arbitration. Any dispute regarding this Agreement shall be resolved by binding arbitration before an arbitrator selected by the parties, or in the absence of agreement within thirty (30) days following request, before an arbitrator selected by the New York City office of the American Arbitration Association. The arbitration shall be governed by the rules of the American Arbitration Association unless otherwise agreed by the parties. Judgment may be entered in any court on the arbitration award.

          24.     Resignation. This Agreement shall constitute Erhart’s resignation, effective as of the Termination Date as an officer, trustee and/or director of the Company and all of its affiliates, including without limitation all entities listed on Exhibit A attached hereto.

          25.     Further Documents.  Executive and Company shall each execute and deliver to the other any further documents or instruments reasonably requested by the other to effectuate this Agreement, provided, however, that all such documents and instruments shall be without recourse or liability to the providing party.

          26.     Feldman Partners LLC. Executive hereby releases any claims it has against Feldman Partners LLC, an Arizona Limited Liability Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Release as of the date and year first above written.

/s/ Jeffrey Erhart
JEFFREY ERHART

Date: November 3, 2006

FELDMAN MALL PROPERTIES, INC.

By:	/s/ Larry Feldman
Name: Larry Feldman
Title: Chief Executive Officer

Date: November 3, 2006

EXHIBIT A

Foothills Mall LLC
Feldman Foothills Mall LP
Feldman Foothills Pads LP
Feldman Mall Investors LLC
Feldman Pads Partner Inc.
Feldman Mall Partner Inc.
Foothills Famous LLC
Feldman Lubert Adler Harrisburg LP
Feldman Harrisburg General Partner Inc.
Feldman Equities General Partner Inc.
Feldman Harrisburg Limited Partnership LP
Feldman Equities Operating Partnership, LP
Feldman Equities of Arizona, LLC
Feldman Equities Management LLC
Feldman Equities Management, Inc.
Feldman Mall Properties, Inc.
FMP Colonie Center LLC
FMP Stratford LLC
FMP Stratford JCP Parcel LLC
FMP Denton General Partner LLC
FMP Statutory Trust I
Feldman Holdings Business Trust I
Feldman Holdings Business Trust II
FMP Tallahassee LLC
FMP Northgate LLC
FMP Northgate Outparcel LLC
FMP Kimco Foothills LLC
FMP Kimco Foothills Member LLC
FMP Colonie LLC
FMP 191 Colonie Member LLC